UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 1, 2013

CORPORATE OFFICE PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-14023	23-2947217
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

6711 Columbia Gateway Drive, Suite 300

Columbia, Maryland 21046

(Address of principal executive offices)

(443) 285-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events.

The following disclosure is provided to update the disclosure contained in the section “Supplemental Material United States Federal Income Tax Considerations” of the prospectus supplement, dated October 31, 2012, of Corporate Office Properties Trust.

Medicare Tax on Unearned Income.  For taxable years beginning on or after January 1, 2013, certain U.S. shareholders that are individuals, estates or trusts must pay an additional 3.8% tax on, among other types of investment income, dividends on and capital gains from the sale or other disposition of stock. Prospective purchasers of common shares are encouraged to consult their tax advisors regarding the effect of these rules in their particular circumstances.

Changes to Tax Rates.  Because we qualify as a REIT, distributions made to our U.S. shareholders out of our earnings and profits will generally constitute dividends taxable as ordinary income except to the extent that such distributions are designated as capital gains. Under recently enacted legislation, the highest marginal individual income tax rate on ordinary income is 39.6%, the highest individual income tax rate applicable to long-term capital gains and “qualified dividend income” is 20%, and the rate applied for purposes of backup withholding is 28%.

Guidance Relating to Foreign Accounts.  On January 17, 2013, the Treasury Department issued final regulations relating to the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (known as “FATCA”) which was enacted in March of 2010. FATCA generally imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, COPT’s shares of beneficial interests, including our common shares, if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity establishes that it is otherwise excepted under FATCA. If the payee is a “foreign financial institution” (that is not otherwise exempt), it must either enter into an agreement with the Treasury Department requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or in the case of a “foreign financial institution” that is resident in a jurisdiction that has entered into an intergovernmental agreement to implement this legislation, comply with the revised diligence and reporting obligations of such intergovernmental agreement. Withholding is required (i) with respect to dividends on the common shares beginning on July 1, 2014, and (ii) with respect to gross proceeds from a sale or other disposition of the common shares that occurs on or after January 1, 2017.

If withholding is required under FATCA on a payment related to the common shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). We will not pay additional amounts to shareholders in respect of any amounts withheld. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance may modify the above described requirements and effective dates. The discussion in this section replaces and supersedes the final two paragraphs under “Federal Income Tax Matters — Taxation of Shareholders — Taxation of Foreign Shareholders” in the accompanying prospectus. Prospective purchasers of common shares should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2013

CORPORATE OFFICE PROPERTIES TRUST

	By:	/s/ Stephen E. Riffee
	Name:	Stephen E. Riffee
	Title:	Executive Vice President and Chief Financial Officer